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                 September 27, 2023

       Jim Tsai
       Chief Executive Officer
       Snail, Inc.
       12049 Jefferson Boulevard
       Culver City, CA 90230

                                                        Re: Snail, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed September 21,
2023
                                                            File No. 333-274626

       Dear Jim Tsai:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Marion Graham, Staff Attorney, at (202) 551-6521 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Lahdan Rahmati